EXHIBIT 10.1

AMENDMENT NUMBER 2

TO EMPLOYMENT AGREEMENT

AMENDMENT NUMBER 2 TO EMPLOYMENT AGREEMENT, dated as of March 1, 2016 (this "Amendment"), by and between PEEKAY BOUTIQUES, INC., a Nevada corporation ("Peekay"), and JANET MATHEWS, an individual ("Mathews"). Each of Peekay and Mathews are referred to in this Amendment individually as a "Party" and collectively as the "Parties." Capitalized terms used, but not otherwise defined, herein have the meanings ascribed to such terms in the Employment Agreement (as hereinafter defined).

BACKGROUND

Peekay and Mathews are parties to that certain Employment Agreement, dated December 31, 2014, as amended by Amendment No. 1 thereto, dated December 29, 2015 (the "Employment Agreement"). The Parties desire to further amend the Employment Agreement to modify Sections 3(i) and 3(j) to reflect developments resulting from the Company's entry into a Forbearance and Ninth Amendment Agreement (the "Forbearance Agreement") with the holders of the Company's senior secured debt and the other parties thereto, dated February 22, 2016. Section 7(c) of the Employment Agreement provides that the Employment Agreement may be amended only with the written consent of each of the Parties. This Amendment is intended to evidence the written consent of each of the Parties to the changes set forth herein.

AGREEMENT

NOW, THEREFORE, the parties hereto, intending to be legally bound and in consideration of the mutual agreements and covenants contained herein and in the Agreement, hereby agree to amend the Employment Agreement as follows:

1. Amendment to Section 3(i). Section 3(i) of the Employment Agreement is amended and restated in its entirety to read as follows:

"(i) Step One Restructuring Transaction or Step Two Restructuring Transaction Bonus. The Executive shall be entitled to a bonus in the amount of One Hundred Thousand Dollars ($100,000) upon the completion of either a Step One Restructuring Transaction (as defined in the Forbearance Agreement) or a Step Two Restructuring Transaction (as defined in the Forbearance Agreement)."

2. Amendment to Section 3(j). Section 3(j) of the Employment Agreement is amended and restated in its entirety to read as follows:

"(j) Separation Bonus. If the Step One Restructuring Transaction or the Step Two Restructuring Transaction is completed and the Executive resigns at any time within twelve (12) months of the completion of such Step One Restructuring Transaction or Step Two Restructuring Transaction, the Company shall pay to the Executive $8,333.33 in cash per month for up to twelve (12) months; provided, however, that the Company's obligation to pay such monthly amount to the Executive shall immediately cease once the Executive is employed by any other person."

3. Employment Agreement Remains in Force. Except as expressly set forth in this Amendment, the Employment Agreement remains unmodified and in full force and effect.

4. Counterparts; Facsimile Execution. This Amendment may be executed in any number of counterparts and by the parties hereto on separate counterparts but all such counterparts shall together constitute one and the same instrument. Facsimile execution and delivery of this Amendment is legal valid and binding execution and delivery for all purposes.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

PEEKAY BOUTIQUES, INC.

By:	/s/ Lisa Berman
Name:	Lisa Berman
Title:	Chief Executive Officer

JANET MATHEWS

/s/ Janet Mathews